SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

The following materials (the “Social Media Posts”) were published or will soon be published, as posts and/or via hyperlinks, to Trian Fund Management, L.P.’s (“Trian”) Twitter, LinkedIn, Facebook and Instagram pages relating to The Walt Disney Company; from time to time Trian or its fellow participants in the proxy solicitation may publish the Social Media Posts on various other social media channels relating to The Walt Disney Company, as well as its website, www.RestoretheMagic.com. In some cases, references to “Disney” in these statements may be replaced with “DIS.”

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Disney's over-the-top compensation netted former chief corporate affairs officer Geoff Morell a huge payday for 70 weekdays of work in 2022—an eye-popping $8,365,403, roughly $119,500 a day, @WSJ reports. See Trian's case for change: https://bit.ly/rtm-pmmt46

www.wsj.com

Show-Biz Payday: Disney Executive Made $119,500 a Day in 2022 | WSJ

Video Transcript:

Robert Iger: I really needed to turn over the reins to Bob, to someone else.

Voiceover: That was Robert Iger in 2020, when he stepped down as CEO of Disney, the company he led for 15 years. Two years later, he’s now back after the board ousted Bob Chapek following weak fourth quarter earnings. Disney stock rallied after the announcement. Bringing back CEO is a strategy that many companies have attempted over the years, some more successfully than others. This is how three so-called Boomerang CEOs made comebacks and how their companies fared after their return.

Emily Glazer: A former CEO can help revive a company’s culture, they’re often viewed as the face of the company, they often have—inspire the hearts and minds, a lot of people sometimes say. Bob Iger was someone that, while he was not a founder, people have described him as a quasi-founder in the sense that he was a larger-than-life CEO.

Voiceover: Like Iger, Howard Schultz was considered a popular CEO at Starbucks. He first stepped down as CEO in 2000, but returned in 2008 as the coffee chain’s sales slumped. After cost cuts, Schultz got Starbucks to profitability. By the time he stepped down again in 2017, Starbucks’ stock was up 640%. But when he returned once more in 2022, on an interim basis, he found a different company, facing worker dissatisfaction and pandemic consumer shifts.

Howard Schultz: I came back to reinvent the role and responsibility at a public company at a time where there is a cultural and political change.

Voiceover: Starbucks has said that it will invest $1 billion into employees and store experience.

Emily Glazer: A returning CEO or founder has to come back to a different company. So remember, someone else has been leading it for usually a couple of years at least. That means the strategy has often shifted. So Spencer Stuart looked, at across all CEOs that were appointed at S&P 500 companies since 2010, and 8 out of 13 boomerang appointments did worse during their second stint than during their first stint.

Voiceover: Twitter’s co-founder Jack Dorsey was fired in 2008, in part for frequent absences.

Emily Glazer: The board brought him back in 2015. They basically wanted to reassure investors and the hope was to revive the social media company’s sagging user growth.

Voiceover: During his second run, some employees said he had moved too slowly on issues like hate speech, harassment and censoring. Dorsey left the CEO post again in 2021. During his second tenure, Twitter shares gained 63%, while the NASDAQ Composite more than doubled. Twitter and Dorsey did not immediately respond to requests for comment. When he left he said in a statement that founders leading companies can be severely limiting. But founders like Dorsey are common boomerang CEOs.

Emily Glazer: What we often see is that CEOs who were either founders or really connected to companies feel that it’s their duty, their service to make sure that the company succeeds. One of the most prominent examples from the late ’90s is Steve Jobs coming back to run Apple when it was on the brink of bankruptcy.

Voiceover: Jobs first left Apple in 1985. He returned in 1997 as an advisor and eventually took the CEO title.

Steve Jobs: I, like a lot of other people are pulling together to help Apple get healthy again and I am extraordinarily confident that that is going to happen.

Voiceover: He quickly brokered a surprise deal with Microsoft, sending the stock up, and he brought Apple back to profitability within a year. By the time he stepped down in 2011, Jobs had helped turn Apple into a smartphone giant. Apple did not immediately respond to a request for comment. As for Iger, he now has two more years at the top at Disney. Investors hope he can turn things around despite the company’s tumultuous year.

This copy is for your personal, non-commercial use only. Distribution and use of this material are governed by our Subscriber Agreement and by copyright law. For non-personal use or to order multiple copies, please contact Dow Jones Reprints at 1-800-843-0008 or visit www.djreprints.com.

https://www.wsj.com/articles/the-disney-executive-who-made-119-505-a-day-11674045194

BUSINESS

The Disney Executive Who Made $119,505 a Day

Geoff Morrell received over $8 million in compensation for less than four months' work in 2022

Geoff Morrell, Disney's former chief corporate-affairs officer, was an outsider, having worked for years in the Pentagon and at BP.

PHOTO: BUSINESS WIRE/ASSOCIATED PRESS

By Erich Schwartzel Follow

Jan. 18, 2023 10:00 am ET

Even by show-business standards, former Walt Disney Co. DIS **1.84%** ▲ executive Geoff Morrell netted a massive payday from his brief time in Hollywood.

Mr. Morrell started working at Disney on Jan. 24, 2022, as the company's chief corporate-affairs officer. He left less than four months later following a public-relations implosion that led to employee protests and pitted the company and then-CEO Bob Chapek against Florida Gov. Ron DeSantis.

For those 70 weekdays, Mr. Morrell made $8,365,403 in total compensation—or about $119,505 a day, according to calculations based on a proxy statement that Disney filed Tuesday.

When the payouts associated with his termination agreement are taken into account, that per-day figure jumps to $176,746.

Disney also paid Mr. Morrell about $500,000 to move his family to Los Angeles from London and another $500,000 to move away when he lost the job. Then, after he left the company, Disney bought the $4.5 million southern California home that Mr. Morrell had purchased, according to Disney's filing.

The revelation of Mr. Morrell's pay comes as Disney faces renewed criticism over its executive compensation, which activist investor Nelson Peltz has described as "over the top." Mr. Morrell's swift exit from Disney followed weeks of tumult for Mr. Chapek, who ultimately never recovered from the political fallout and was fired in November.

The cost of those management woes came into focus in Tuesday's filing, which doubled as a rebuke to Mr. Peltz's demand for a board seat and changes to how the company operates.

As the company's head of communications and government relations, Mr. Morrell was an outsider brought into the Disney fold, having worked for years in the Pentagon and at global energy company BP PLC.

Disney
SPEAK OUT AGAINST FLORIDA'S "DON'T SAY GAY"
Disney
OPPOSE FLORIDA'S "DON'T SAY GAY" BILL
TRANS EQUALITY

Disney's initial effort to keep out of the political fray over Florida's Parental Rights in Education bill angered Disney employees.

PHOTO: ALISHA JUCEVIC/BLOOMBERG NEWS

He was hired at a base salary of $489,500 and given a bonus of $2.75 million upon joining to replace compensation he was leaving behind at BP. Stock awards, options and other compensation would add about $5.1 million to his fiscal 2022 compensation. The realized value of his fiscal 2022 compensation is expected to be about $2 million less due to some performance-based payments not vesting, given his abbreviated employment, according to a person at Disney.

Soon after starting the job, Mr. Morrell and Mr. Chapek found themselves embroiled in controversy surrounding Florida's Parental Rights in Education bill, which prohibits instruction on sexual orientation or gender identity for kindergarten to third-grade students. Mr. Morrell and others advocated an approach that kept Disney out of the political fray, opting not to weigh in on charged matters as his predecessor, Robert Iger, had.

The decision to sit it out—and then ultimately to speak out against the bill—angered Disney employees and turned the company into a favorite target of Mr. DeSantis. Disney, which had navigated the polarized politics of the past several years with its brand intact, saw that reputation tarnished among progressives and conservatives alike.

During his brief stay at Disney, Mr. Morrell drew attention internally for other perceived missteps, such as when he accidentally tweeted the secret opening date of a "Guardians of the Galaxy" roller coaster.

Mr. Morrell said he was leaving Disney on April 29.

"After three months in this new role, it has become clear to me that for a number of reasons it is not the right fit," he said at the time.

Mr. Morrell also stands to collect an additional $4,006,849 as part of his termination agreement from the company. That includes about $2.5 million in the remaining base salary of his contract and a $1.5 million target bonus for fiscal 2022.

Disney bought the home Mr. Morrell purchased in southern California, the proxy said. The company said in the proxy that this was standard practice for "relocation practices for unique circumstances," and that a third-party vendor bought the house for the same amount Mr. Morrell paid.

Public records show that Mr. Morrell spent $4.5 million on a California Colonial home in the city of Pasadena in April 2022.

Bob Chapek never regained the support of some Disney board members after the Florida controversy and was fired in November.

PHOTO: NIKKI RITCHER FOR THE WALL STREET JOURNAL

Disney will keep or forfeit any gains or losses on its sale, with Mr. Morrell not involved in the transaction, the proxy said. The house hadn't been resold as of last October.

Disney's proxy also noted it had given Mr. Morrell $527,438 to relocate his family from London to Los Angeles. That is several times the amount paid to other Disney executives who relocated in 2022.

Two other high-ranking executives were paid relocation expenses in 2022: chief human resources officer Paul Richardson, who received $125,021, and general counsel Horacio Gutierrez, who received $81,246, according to the proxy.

Disney then paid Mr. Morrell an additional $506,310 on June 25—about two months after he had announced he was leaving Disney—"to account for his unique circumstances," which included his relocation out of the Los Angeles area.

The agreement "will mitigate further disruption to the company," it added.

Mr. Chapek never regained the support of some Disney board members following the Florida situation and was fired in November. He earned a total of $24 million in 2022. As part of his termination, he is entitled to about $6.5 million in the remaining base salary of his nearly three-year contract, and a $1 million target bonus for fiscal 2023, the proxy said.

Mr. Morrell has since moved back to Washington, D.C. Earlier this month, the consulting firm Teneo Holdings LLC said he was joining as president of global strategy and communications, a newly created role.

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Golden goodbye: Bob Chapek, former $DIS CEO, is set to get a severance package worth more than $20 million, on top of $24.2 million in total compensation in 2022, @BusinessInsider reports. See Trian's case for change at $DIS: https://bit.ly/rtm-pmmt47

www.businessinsider.in

Bob Chapek's Golden Goodbye from Disney | Business Insider

Ousted Disney CEO Bob Chapek is set to get a golden parachute worth more than $20 million, according to proxy filings by the entertainment giant reviewed by Insider. This is on top of the $24.2 million he got in total compensation in the company's 2022 fiscal year.

Disney said on Tuesday that Chapek would receive $6.5 million in remaining base salary through to the scheduled end date of his employment agreement and just over $1 million equivalent to a pro-rated target bonus for the 2023 fiscal year.

In addition, the former CEO is set to get around $12.7 million in accelerated Disney stock units.

The severance package is dependent on Chapek completing the terms of his post-employment consulting agreement and not violating his employment agreement, Disney said in the proxy statement.

Chapek, who at been at the helm of the company for close to three years, was ousted in November. Bob Iger, who had served as CEO for around 15 years prior to Chapek taking control, was reappointed to the role for a two-year term. One of his main tasks is finding a successor.

Disney said that in the 2022 fiscal year, which ended on October 1, Chapek earned a total annual compensation of $24.2 million, including the company's contribution to health insurance premiums.

This included a $2.5 million salary, $10.8 million in stock awards, $3.8 million in option awards, and $6.8 million in non-equity incentive plan compensation. Chapek was also given just over$280,000 for personal air travel, Disney said.

Disney said that Chapek's total annual compensation was 446 times higher than that of the median employee pay at Disney — $54,256.

Chapek's ousting followed a tumultuous few months at the company including a $1.5 billion quarterly loss in its streaming business, backlash over price increases at its theme parks, and a staff walkout and intense public criticism over Chapek's response to Florida's "Don't Say Gay" law.

Chapek also had to lead the company throughout the pandemic, including lockdown-mandated park closures, huge strains on the movie industry, and its corporate staff's shift to remote working.

The board determined that Chapek was "no longer the right person to serve in the CEO role" and ultimately terminated his employment without cause, the proxy filing says.

Bob Iger could walk away with $28 million in total annual compensation

After stepping down as CEO in early 2020, Iger had assumed the role of executive chairman (https://thewaltdisneycompany.com/the-walt-disney-company-board-of-directors-appoints-robert-a-iger-as-chief-executive-officer/), from which he retired on December 31, 2021.

Following his retirement, Iger was set to receive $500,000 each quarter over a five-year period as a consultant to Disney. The company said in Tuesday's proxy statement that he received $1.5 million in this role in the 2022 fiscal year, but that this arrangement was paused following his return as CEO and would be resumed once he leaves Disney again.

In his role as CEO, Iger's annual base salary is $1 million and he is eligible for an annual bonus worth up to double that, Disney said in the filing. He also has an annual long-term incentive grant target of $25 million, taking his total possible compensation to $28 million.

In total, Iger got $15 million in total compensation in the 2022 fiscal year, including a pro-rated bonus of $4.4 million, per the filing. He earned $45.9 million in total compensation in 2021 and $21 million in 2020.

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Alex Sherman, CNBC, on $DIS denying Nelson Peltz a board seat due to lack of media experience: "Disney slams Peltz for lack of media experience, but its board is light on it, too." To learn more about Trian's case for change: https://bit.ly/rtm-pmmt48

www.cnbc.com

Current Disney Board, Like Peltz, Light on Media Experience | CNBC

Video Transcript:

David Faber: And again, people will look at your, your totals in terms of what you say is a 900 basis point outperformance during your periods on the board of various companies versus the S&P. You know, I do wonder, though, Nelson, what is it you’d bring to the Board in terms of any – you have no media experience? Now there are other members of this Board who don’t as well, but you know, Disney would push back and say—

Nelson Peltz: I want to say David—

David Faber: What’s he going to advise us on? You know, how to do direct-to-consumer or you know, why, why…why? Should Nelson be on this board?

Nelson Peltz: David, have they shown that they have a lot of media experience? Look at the numbers!

I can, I can lob that same question back to them. But we’ve invested historically in Lionsgate, in Time Warner, in Comcast. I currently sit on the board of MSG. And this is a lot more than a media company. This is a consumer company with a basketful of the greatest brands in the world.

David Faber: Although I will say, you sit on the board of MSG, you want these guys to be better at corporate governance. I mean, Nelson, talk about poor corporate governance…MSG?

Nelson Peltz: The hockey team’s doing good! Come on David, the hockey team’s doing great!

David Faber: You got that going for you, alright Nelson.

Nelson Peltz: MSG, MSG is not a Trian investment. It is a personal investment. Okay? And the fact is, they do have super voting stock, but they also have huge skin in the game. They own a lot of stock. It’s not alike a lot of these companies.

David Faber: Let me get, let me get Jim back in here, Nelson.

Jim Cramer: Nelson, one of the things that’s never happened is the board has never addressed, at least publicly, what happened with Chapek, that’s supposed to be a fiasco, what happened in the Fox acquisition. My charitable trust is a shareholder in this Company. I find it is time for truth and reconciliation. What the hell happened here? And when are we going to find out because this is an American, iconic company whose business was basically put through the wringer. And we don’t know a thing about what happened.

Nelson Peltz: You are 100% right. This thing has been put through the wringer. Bob Iger was there until December 31st of 2021. He was Executive Chairman. I’m told he physically never even left his office. And he was still the guy that people were checking with, and then he stepped away. Okay. Chapek was put in power. I’m not going to comment on whether Chapek was the right decision or the wrong decision, because I don’t want to talk about the departed. But the fact is that I don’t know that he was given an opportunity to do his job. And what I do blame is I do blame the CFO, because the quarter that he was let go on, which was a disaster, usually, usually, the CFO will start to warn the street, tell them that things are not good, your consensus is off. They start to do that mid-quarter, or as soon as they as soon as they see the signs that they’re going to miss and this was such a dramatic miss. And Chapek bore the full responsibility of that.

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Disney slams Peltz for lack of media experience, but its board is light on it, too

PUBLISHED WED, JAN 18 2023 3:19 PM EST

Alex Sherman
@SHERMAN4949

KEY POINTS

- Disney said one of the reasons it decided not to give activist investor Nelson Peltz a board seat was his lack of media and entertainment expertise.
- Nearly every current member of the Disney board came from industries that aren't associated with media and entertainment.
- While Peltz may still not be right for the Disney board, if this is a compelling argument for Disney, it suggests it may want to add new directors with media industry experience.

Disney directors unanimously rejected activist investor Nelson Peltz's request to join the board this month, in large part due to his lack of media industry expertise.

That would be a stronger argument if Disney's current board members had ample media and entertainment experience when they joined. Almost all of them didn't.

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This isn't justification for Peltz's case to join the board. Many public company boards have directors with a wide variety of experience. Peltz's strongest claim for a board seat is probably ensuring that succession planning finally happens in an organized and coherent way – which doesn't appear to be the primary argument he's making.

Still, if Disney feels it's important for Peltz to have media and entertainment experience, it may want to make broader changes to its board to bring on several other people who can navigate a complicated and rapidly changing industry. A Disney spokesperson declined to comment.

According to a company filing Tuesday, Disney decided not to o er Peltz a board seat because he didn't suggest any specific strategic ideas and had minimal industry experience.

"Among the drivers for such concern was the combination of Mr. Peltz's lack of media or technology industry experience coupled with his repeated focus in his presentation on successful approaches from businesses like Heinz, Procter & Gamble and DuPont which have little in common with Disney," Disney wrote.

It's true that Peltz has minimal experience on media boards, though he did serve as a director of MSG Networks from 2014 to 2015 and still serves as a Madison Square Garden director. But Disney's board is filled with directors whose prior experience have little to do with streaming services, legacy pay TV, theme parks or films. Their collective experience is actually closer to businesses like Heinz and Procter & Gamble.

- Newly appointed chairman Mark Parker has been employed at apparel-marker Nike since 1979, serving as CEO from 2006 to 2020.
- Safra Catz was an investment banker before she joined enterprise technology company Oracle in 1999, where she's been CEO since 2014.
- Mary Barra has been CEO of General Motors since 2014. She first got a job at GM in 1980. Her background is in electrical engineering.
- Francis DeSouza is CEO of Illumina, a biotechnology company. Before that, he was president of products and services at cybersecurity company Symantec.
- Michael Froman is vice chairman and president of strategic growth at Mastercard since 2018. He worked at Citigroup from 1999 through 2009. He's also held a variety of government jobs.
- Maria Elena Lagomasino is CEO of WE Family Offices, a wealth advisor serving high net worth families. She's held a variety of roles at financial firms for the past four decades.
- Calvin McDonald is CEO of athletic apparel company Lululemon. His prior jobs were all in the retail industry.
- Derica Rice was formerly the president of CVS Caremark. Before that, he worked at pharmaceutical company Eli Lilly.

Only CEO Bob Iger, Amy Chang and Carolyn Everson have some prior experience in media. Chang's experience is tangential to Disney's core business, as global head of product at Google Ads Measurement. Everson just joined the board in September — perhaps a sign Disney's board is also acknowledging its own relative lack of media understanding.

Disney's board members have experience in operations, brand management and technology. But Peltz argued in a CNBC interview that Disney should be viewed more as a consumer company than a media company.

Disney's choice in directors seems to be in accordance with that viewpoint. But as decisions await such as whether to spend $10 billion or more on Comcast's 33% stake in Hulu and what to do with a slowly dying legacy cable network business, perhaps Disney finally needs more media expertise on its board.

WATCH: Disney is more than a media company, it's a consumer company, says Trian's Nelson Peltz

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NELSON PELTZ ON DISNEY FIGHT

VIDEO 03:40

Nelson Peltz: Disney is more than a media company, it's a consumer company

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Jen Saba, @Reuters, on $DIS: "Two-Bob premium. Walt Disney's poor succession planning is costing its shareholders twice over...around $60 million in pay and severance... It's a princely sum, at odds with a dysfunctional kingdom." See Trian's case for change: https://bit.ly/rtm-pmmt49

www.reuters.com

Two-Bob Premium: Disney's Pay, Severance 'Princely' | Reuters

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BREAKINGVIEWS JANUARY 18, 2023 / 1:07 PM / UPDATED 5 DAYS AGO

Disney investors pay twice for half-leadership

By Jennifer Saba 4 MIN READ

NEW YORK (Reuters Breakingviews) - Walt Disney's poor succession planning is costing its shareholders twice over. The entertainment giant has earmarked around $60 million in pay and severance for former Chief Executive Bob Chapek and his replacement Bob Iger – who is returning for a second go as CEO. It's a princely sum, at odds with a dysfunctional kingdom.

Executive Chairman of the Walt Disney Company, Bob Iger arrives at the world premiere for the film 'The King's Man' at Leicester Square in London, Britain December 6, 2021.

Chapek, who was fired without cause in November a mere six months after the board renewed his contract, is getting about $20 million in his termination agreement, according to Disney's annual filing published on Tuesday. That includes salary, pro-rated bonus and restricted stock units. Since Chapek had fulfilled his term as chief executive at the end of Disney's fiscal year ending September 2022, he gets a compensation package worth $24 million too, giving a grand total of roughly $45 million.

Then there's Iger, who both picked Chapek in 2020 and replaced him in 2022. The former-current Disney boss was awarded$15 million in compensation last year. That takes Disney to $60 million in total pay for the duo. One comfort is that Iger is this year in line for a more modest $28 million, a little more than half of what he got in 2019.

Lesser companies pay more, it's true. Warner Bros Discovery, a fraction of Disney's size, awarded its boss David Zaslav a $247 million compensation package in 2021. But a better comparison would be Apple Chief Executive Tim Cook. He is in line for a downsized $49 million compensation package this year, after the company's board halved his pay from the previous year, in a nod to keeping shareholders happy. Apple is worth 11 Disneys in terms of market value.

Disney's challenges jar with its generosity. Iger, as former chairman, is partly to blame for the unnecessarily abrupt changing of the guard that saw Chapek come and then go. Activist investor Nelson Peltz is lobbying for a seat on the board, and all the while the media sector is heading into an advertising recession. Shareholders will get a non-binding say on the company's pay at its upcoming annual meeting. A "for" vote would require Disney-esque levels of magical thinking.

Follow @jennifersaba on Twitter

CONTEXT NEWS

Walt Disney allocated $24 million in compensation to former Chief Executive Bob Chapek for the fiscal year ending September 2022, according to its annual shareholder filing published on Jan. 17. Chapek was fired in November. He also received $6.5 million in base salary, a pro-rated bonus of $1 million and $12.7 million in restricted stock units under his termination agreement.

Chief Executive Bob Iger, who both succeeded Chapek and preceded him as Disney CEO, was awarded a compensation package of $15 million for the 2022 fiscal year, the proxy filing shows. For the 2023 fiscal year, his target compensation package in 2023 is approximately $28 million.

Disney urged shareholders to vote for its slate of directors at the company's upcoming annual meeting. Activist investor Nelson Peltz, through his company Trian Fund Management, has challenged Disney by seeking a seat on the board.

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Disney has enormous potential, but today is struggling with numerous challenges and must act with urgency to accelerate profitability in its DTC business. As a highly engaged shareholder serving on Disney's Board, Trian can help. To learn more, click here: https://bit.ly/rtm-pmmt50

What Differentiates Trian:
A Highly Engaged Shareowner
Restore the Magic | Trian Partners
Long-Term Orientation
Operations & Strategy Focused
Highly Collaborative Engagement with Management & Boards

RestoreTheMagic.com

Peltz Wants to Bring Long-Term Shareholder Perspective to Disney ...

Copies of materials that appear on Trian’s website, www.RestoreTheMagic.com, were filed under cover of Schedule 14A on January 12, 2023 and January 19, 2023.

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Lawrence Strauss, @Barrons, on $DIS: "...Disney's dividend appears to be a casualty of a balance sheet that has become an albatross." Nelson Peltz and Trian can help. To learn more, click here: https://bit.ly/rtm-pmmt51

www.barrons.com

Peltz Wants to Restore the Magic and the Dividend | Barron's

BARRON'S

DIVIDENDS | INCOME INVESTING

Disney's Dividend Won't Be Coming Back Any Time Soon

By Lawrence C. Strauss Follow Updated Jan. 20, 2023 9:54 am ET / Original Jan. 20, 2023 12:30 am ET

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7 minutes

Walt Disney's dividend appears to be a casualty of a balance sheet that has become a bit of an albatross.
Kiyoshi Ota/Bloomberg

Dozens of companies that suspended their dividends in the pandemic have reinstated payouts. Walt Disney isn't one of them, and investors shouldn't expect a comeback soon.

Facing a swirl of corporate pressures, Disney (ticker: DIS) appears to have abandoned its dividend for now. While it was never a high-yielding stock—offering just 1.7% before it suspended its dividend in 2020—its lack of a payout highlights the stress on its balance sheet after an acquisition spree left it heavily indebted. A revival in its free cash flow is expected, but it may be years before Disney has enough to return some of it to shareholders.

One prominent investor saying Disney needs to tighten its belt is Nelson Peltz, head of Trian Partners. Trian has taken a $900 million stake in Disney, wants a seat on its board, and is pushing for Disney to fix corporate governance issues and improve financial performance. Trian isn't lobbying for Disney to resume dividends now, though it wants a payout restored by 2025.

"Improving the cash flow of the business and making it a priority allows you to do a lot of different things, including financing growth initiatives, paying down debt in an orderly fashion, and restoring the dividend," Ryan Bunch, a partner and senior analyst at Trian, told *Barron's* in an interview.

Disney declined to comment. In a Jan. 17 securities filing, the company said that Peltz "doesn't understand Disney's business," among other shortcomings. The company added that its "temporary dividend suspension" was driven by the pandemic.

At a conference last May, Chief Financial Officer Christine McCarthy said that "when we return capital to shareholders, we are going to prioritize," with the dividend first in line.

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Still, Disney's dividend appears to be a casualty of a balance sheet that has become an albatross.

Under CEO Bob Iger, who recently came back to the job, Disney spent heavily on acquisitions. The company doled out $71.3 billion in 2019 for the entertainment assets of 21st Century Fox. (Fox's corporate sibling, News Corp, owns *Barron's*.) Before that deal, Iger spent more than $15 billion on assets such as Pixar, Marvel Entertainment, and Lucasfilm.

The deal making left Disney bloated with debt. As of last October, borrowings totaled $45.3 billion. While it has come down a little, year over year, it's still a mountain compared with the $17.1 billion that Disney shouldered before the Fox deal and the $38 billion just before the pandemic.

The debt wouldn't be a problem if Disney's free cash flow was holding up. But the pandemic took a toll, and the recovery has been slow. Free cash flow totaled $1 billion in Disney's 2022 fiscal year, ending in September, down from $3.6 billion in 2020 and well below the roughly $9 billion that Disney took in before the pandemic in 2018.

Analysts who follow the company tell *Barron's* that it's a matter of when, not if, Disney restores the dividend. Neil Macker, a senior equity analyst at Morningstar, said he expects to see a dividend after the company pares down debt from the Fox deal and the streaming business "moves at least to break-even." Disney has racked up more than 164 million subscribers to its streaming services, but the business lost $1.5 billion in its 2022 fiscal fourth quarter, which ended last October.

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The bull case for both Disney's stock and its dividend is that the firm whittles down debt, while free cash flow recovers with revenue gains from theme parks, cruise ships, and other divisions. Wall Street sees the debt falling to $39.5 billion in fiscal 2025.

Jessica Reif Ehrlich, a senior analyst at BofA Securities, expects the company's free cash flow to reach nearly $3 billion this fiscal year and about $6 billion in 2024. In theory, that could support a dividend of at least $1 a share, yielding 1%, at a cost of about $1.8 billion.

"A lot of the peak spending is probably behind them, and the revenue growth is coming in now," says Ehrlich, adding that the payout "is clearly a focus for retail investors" and some institutional ones. Restoring the dividend, she adds, is a "high priority" for management. She sees the stock at $115 in the next year, up from a recent quote around $99.

One looming concern, however, is another potentially large acquisition: Hulu. Disney owns two-thirds of Hulu and has operational control of the streaming service, but a third of it is owned by Comcast (CMCSA). Ballpark estimates for the latter's stake are running around $9 billion, but that could change next year, when Disney can exercise a buyout option.

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Missing Dividends

These eight S&P 500 companies haven't restored their dividends after suspending them early in the pandemic in 2020.

Company / Ticker	Recent Price	1-Year Return	Market Value (bil)
Alaska Air Group / ALK	$49.31	-10.3%	$6.4
American Airlines Group / AAL	16.64	-7.0	11.1
Boeing / BA	209.41	-6.9	126.0
Delta Air Lines / DAL	38.38	-2.9	24.5
Expedia Group / EXPE	103.87	-41.5	16.6
Las Vegas Sands / LVS	54.38	26.2	41.6
Royal Caribbean Group / RCL	62.22	-24.4	15.9
Walt Disney / DIS	99.04	-35.0	182.2

Note: data as of Jan. 18.

Source: FactSet

Disney isn't the only S&P 500 Index company to hold out on restoring its dividend since the pandemic. Others include Las Vegas Sands (LVS), Delta Air Lines (DAL), American Airlines Group (AAL), Alaska Air Group (ALK), Expedia Group (EXPE), Royal Caribbean Group (RCL), and Boeing (BA).

The common theme here is travel and leisure, and some of these stocks could fare well as demand recovers.

Casino operator Las Vegas Sands is a bet on a recovery in the Chinese gambling center of Macau. Covid lockdowns crimped trips to Macau, but travel is picking up as China reopens. The stock is up 13.5% this year, and profits are rolling in, expected to be $1.32 a share in 2023 and $2.54 in 2024.

American and Delta are improving their balance sheets, while air travel comes roaring back. American is on its way to halving its $15 billion in debt by 2025. It trades at nine times estimated 2023 earnings of $1.83 a share. Delta is expected to earn $5.13 a share in 2023 and $7.04 in 2024. It trades at 7.5 times this year's profits.

Disney should also benefit from a recovery in travel-and-leisure spending. After a dismal 2022, when the stock fell 44%, it may be on a path to recovery, gaining 14% this year. The dividend magic probably isn't coming back to the kingdom, though, until it gets its house in order.

Write to Lawrence C. Strauss at lawrence.strauss@barrons.com

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Restore The ... @Restoring... · Now

Paulina Likos, @CNBC on $DIS: "Peltz's experience shouldn't be downplayed....Trian Partners has an incentive to see Disney succeed, given its very large stake in the company." To learn more about Trian's initiatives, click here: https://bit.ly/rtm-pmmt52

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Disney Could Use Peltz's Help to Get Finances in Order | CNBC

1/23/23, 1:58 PM Disney could use an activist investor like Nelson Peltz

CLUB

Disney could use an activist investor like Nelson Peltz to help get its financial house in order

PUBLISHED THU, JAN 19 2023•4:59 PM EST

Paulina Likos

In this article

.SPX +61.65 (+1.55%) | DIS +2.06 (+1.99%)

Nelson Peltz speaking at the 2019 Delivering Alpha conference in New York on Sept. 19, 2019.
Adam Jeffery | CNBC

An activist investor like Trian Partners' Nelson Peltz on Walt Disney 's (DIS) board could help prod the entertainment conglomerate to address its financial woes and implement much-needed changes to create long-term value for the company and its shareholders.

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1/23/23, 1:58 PM Disney could use an activist investor like Nelson Peltz

Peltz, the CEO and founder of investment firm Trian Partners, has been waging an ongoing proxy battle to gain a seat on Disney's board — a move the Club would endorse in order to pressure Disney to rein in spending and get its financial house in order. Trian currently holds a nearly $1 billion stake in Club holding Disney.

"Lots of angry people ask me why I support Nelson Peltz for the Disney board, and I give a simple answer: What has this board done for its shareholders other than wipe out more shareholder money?" Jim Cramer said during the Club's "Monthly Meeting" on Thursday.

"There has to be someone on that board who can stop the incredible money being paid while we all suffer," he added.

Nonetheless, Disney's board unanimously decided against offering Peltz a seat, according to an SEC filing the company submitted Tuesday.

"Nelson Peltz does not understand Disney's businesses and lacks the skills and experience to assist the board in delivering shareholder value in a rapidly shifting media ecosystem," the company said during a presentation to investors on Tuesday.

Peltz, whose next step in his fight is to convince voting Disney shareholders he deserves a board seat, has had success serving on several company boards. He's currently non-executive chairman at Wendy's (WEN) and serves as a director at Unilever (UL). He's previously served as a director at Club holding Procter & Gamble (PG), as well as Sysco (SYY) and Kraft Heinz (KHC), among many others.

In companies that Trian invested in — and Peltz served on the boards — the companies' total shareholder return, on average, has outperformed the S&P 500 by roughly 900 basis points annually, Peltz has said.

Peltz's efforts to obtain a seat on Disney's board come amid significant upheaval for the company. Disney reported a dismal fiscal fourth quarter in early November, prompting the board to fire then-CEO Bob Chapek and reappoint Bob Iger to the top job.

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1/23/23, 1:58 PM Disney could use an activist investor like Nelson Peltz

Disney's stock came down by more than 44% in 2022, but has gained roughly 14% since the start of the year. Shares closed out Thursday mainly flat, at roughly $99 apiece.

Shareholders have been particularly frustrated by Disney's mediocre direct-to-consumer streaming business, which includes Disney+, Hulu and ESPN+, that has yet to reach profitability. The streaming business lost nearly $1.5 billion last quarter, though management has repeatedly said its goal is to reach profitability for Disney+ by fiscal 2024. Disney is set to report fiscal 2023 first-quarter earnings after the closing bell on Feb. 8.

For his part, Peltz said he's not looking to remove Iger, who is working on finding a new successor. "My goal would be to work collaboratively with Bob Iger and other directors to take decisive action that will result in improved operations and financial performance," Peltz noted recently.

Wall Street has had a mixed reaction to Peltz's efforts to obtain a board seat. In a research note Tuesday, analysts at Trust Securities said Peltz has "credible board experience and track record, even if more limited in media." Conversely, analysts at LightShed Partners on Wednesday called Trian's push to put Peltz on the board a "distraction."

Bottom line

Disney is a company with incredible brands that customers love. To ensure the value of those brands is maintained, we'd like to see accountability for the company's overspending in unprofitable businesses.

Peltz's experience shouldn't be downplayed, given his appointment on countless boards past and present. And even more to the point, Trian Partners has an incentive to see Disney succeed, given its very large stake in the company.

(Jim Cramer's Charitable Trust is long DIS. See here for a full list of the stocks.)

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